UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 8, 2024
_________________________
GoHealth, Inc.
(Exact name of registrant as specified in its charter)
_________________________

Delaware	001-39390	85-0563805
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

222 W Merchandise Mart Plaza Suite 1750		60654
Chicago,	Illinois
(Address of principal executive offices)		(Zip Code)
(312) 386-8200
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
_________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	GOCO	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Appointments

On July 9, 2024, the Board of Directors (the “Board”) of GoHealth, Inc. (the “Company”) appointed Alan Wheatley as a Class II director of the Board, effective immediately. Mr. Wheatley most recently served as the President of Medicare and Medicaid for Humana Inc. from September 1991 to December 2022. He currently serves as a director and advisor to various healthcare companies. Mr. Wheatley earned a bachelor’s degree in business administration from the University of Kentucky and an MBA from the University of Louisville.

Mr. Wheatley will serve with a term expiring at the Company’s annual meeting of stockholders to be held in 2025, and until his successor is duly elected and qualified or his earlier death, disqualification, resignation or removal. In addition, Mr. Wheatley was appointed to the Nominating and Corporate Governance Committee of the Board, effective immediately.

As a non-employee director and pursuant to the Company’s Non-Employee Director Compensation Policy, Mr. Wheatley will receive an annual retainer of $150,000 for service on the Board, and an annual award of restricted stock units that have an aggregate fair value on the date of grant of $150,000, which shall vest and become exercisable in four equal installments on the first four quarterly anniversaries of the date of grant, subject to Mr. Wheatley’s continued service on the Board through the applicable vesting date. The above annual retainer and award of restricted stock units will be pro-rated for Mr. Wheatley’s partial year of service, calculated based on the date of appointment and continuing until the one-year anniversary of the immediately previous annual meeting. In connection with his appointment, the Company and Mr. Wheatley have entered into the Company’s standard indemnification agreement for directors. There are no transactions between the Company and Mr. Wheatley that would be required to be reported under Item 404(a) of Regulation S-K.

On July 9, 2024, the Board appointed Abhiraj R. Modi as a Class II director of the Board. Mr. Modi currently serves as a managing director of Centerbridge Partners, L.P. (“Centerbridge”) where he focuses on investments in the financial services and healthcare sectors. He also serves on the board of directors of Cascade Financial Holdings LLC, a leader in the manufactured home lending industry. Prior to joining Centerbridge, he was an analyst in the Mergers and Acquisitions Advisory Group at The Blackstone Group L.P. Mr. Modi attended the University of Pennsylvania, where he earned a B.S.E. from the Wharton School and a B.A.S. in Biomedical Science from the School of Engineering and Applied Sciences.

Mr. Modi will serve with a term expiring at the Company’s annual meeting of stockholders to be held in 2025, and until his successor is duly elected and qualified or his earlier death, disqualification, resignation or removal. Mr. Modi was nominated to the Board as the designee of Centerbridge pursuant to the terms of the Stockholders Agreement dated July 15, 2020, by and among the Company and the persons and entities listed on the schedules attached thereto (the “Stockholders Agreement”) after consultation with and approval by the Company Nomination and Governance Committee. Mr. Modi was not appointed to any committee of the Board at the time of his election.

As a Centerbridge employee and designee on the Board, Mr. Modi will not receive any additional compensation for service on the Board. In connection with his designation, the Company and Mr. Modi have entered into the Company’s standard indemnification agreement for directors. Except for any transactions involving Centerbridge described in the Company’s proxy statement relating to its 2024 annual meeting of stockholders, there are no transactions between the Company and Mr. Modi that would be required to be reported under Item 404(a) of Regulation S-K.

Director Resignation

On July 8, 2024, Christopher C. Litchford, a member of the Board, informed the Company of his intent to resign from the Board effective July 8, 2024. Mr. Litchford served as a Class II director and was nominated to the Board as the designee of Centerbridge pursuant to the terms of the Stockholders Agreement. Mr. Litchford’s resignation is not related to any disagreement with the Company on any matter relating to its operations, policies or practices.

Item 7.01. Regulation FD Disclosure.

On July 9, 2024, the Company issued a press release announcing the appointment of each of Mr. Wheatley and Mr. Modi to the Board, a copy of which is furnished as Exhibit 99.1 hereto and incorporated into this Item 7.01 by reference.

The information in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to liabilities of that section. This information shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, except as shall be expressly set forth by specific reference to such disclosure in this Form 8-K in such filing.

Item 9.01. Financial Statements and Exhibits.

The following exhibits are included herewith:

Exhibit Number	Description
99.1	Press Release of GoHealth, Inc., dated July 9, 2024
104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOHEALTH, INC.

Date:	July 10, 2024	By:	/s/ Bradley M. Burd
Brad Burd Chief Legal Officer